UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☑   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

VAALCO ENERGY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

VAALCO Energy, Inc.

4600 Post Oak Place, Suite 309

Houston, Texas 77027

Tel: (713) 623-0801

Fax: (713) 623-0982

IMPORTANT MESSAGE TO STOCKHOLDERS

ANNUAL MEETING ADJOURNED TO JUNE 20, 2007

Dear Stockholder:

VAALCO Energy, Inc.’s Annual Meeting of Stockholders has been adjourned and will reconvene on June 20, 2007, in order to provide shareholders with additional time to vote their shares with respect to Proposal No. 3. This proposal asks stockholders to approve the 2007 Stock Incentive Plan which your Board believes is in the best interest of VAALCO and its stockholders. This proposal is fully described in the Proxy Statement previously sent to you.

We have adjourned the vote on this proposal in order to solicit additional votes and receive at least 50% of the shares represented and voting on this proposal. For the reasons set forth in the Proxy Statement, the Board of Directors has unanimously approved the proposal on the agenda and recommends a vote “FOR” Proposal No. 3.

We encourage you to vote electronically by following the simple method for giving your voting instructions:

1.	Vote by telephone: Call the toll-free number listed for this purpose on your Voting Instruction Form. The number is (800) 454-8683. Have your 12-digit control number listed on the form ready and follow the simple instructions.

2.	Vote by Internet: Go to the website www.proxyvote.com listed on your Voting Instruction Form. Have your 12-digit control number listed on the form ready and follow the simple instructions.

3.	Vote by Mail: Please take a moment to vote, sign, date and mail the enclosed proxy in the postage-paid envelope included for your convenience.

Regardless of the number of shares you own, it is important that they are represented and voted at the reconvened meeting. Since these items are non discretionary, your broker cannot vote your shares for you on this proposal without your written instructions. ACCORDINGLY, PLEASE TAKE A MOMENT NOW TO VOTE BY ANY OF THE THREE METHODS IDENTIFIED ABOVE.

Thank you for your response.

PLEASE ACT TODAY